FOR IMMEDIATE RELEASE
July 1, 2002

Extendicare Completes Refinancing Of U.S. Debt With US$150 Million Senior Notes And New US$105 Million Revolving Credit Facility

MARKHAM, Ontario (TSE: EXE and EXE.A; NYSE: EXE.A)
Extendicare Inc. announced that its wholly owned U.S. subsidiary, Extendicare Health Services, Inc. (EHSI), has sold US$150 million principal amount of its 9.50% Senior Notes due 2010 (the "Notes"). The Notes were issued at a discount of 99.75% of par to yield 9.54%. Maturing on July 1, 2010, the Notes are unsecured senior indebtedness and are guaranteed by all existing and future significant subsidiaries of EHSI.

EHSI used the proceeds from the sale of the Notes to pay related fees and expenses, to retire approximately US$127.5 million of indebtedness outstanding under its previous credit facility, to refinance approximately US$6.3 million of other debt, and for general corporate purposes. In addition, EHSI entered into an interest rate swap arrangement, exchanging fixed rate debt for floating rate debt, based on a spread to LIBOR, maturing December 15, 2007.

Concurrent with the sale of the Notes, EHSI established a new five-year US$105 million senior secured revolving credit facility that will be used to back letters of credit and for general corporate purposes.

The Notes were sold to qualified institutional buyers in reliance on Rule 144A and outside the United States in compliance with Regulation S under the Securities Act of 1933. The Notes were not registered under the Securities Act and may not be offered or sold by holders thereof without registration unless an exemption from such registration is available.

Extendicare, through its subsidiaries, operates 262 facilities with capacity for 26,600 residents in North America. Also offered in the United States are medical specialty services such as subacute care and rehabilitative therapy services, while home health care services are provided in Canada.

Statements contained in this release that are not historical facts are forward-looking statements. Forward-looking statements can be identified because they generally contain the words "anticipate", "believe", "estimate", "expect", "objective", "project", or words of like import. Such forward-looking statements are necessarily estimates reflecting the best judgment of the party making such statements based upon current information and involve a number of risks and uncertainties and other factors that may cause actual results, performance or achievements of the Company to differ materially from those expressed or implied in the statements. In addition to the assumptions and other factors referred to specifically in connection with these statements, such factors are identified in Extendicare Inc.'s or Extendicare Health Services, Inc.'s filings with Canadian and United States securities regulators and include, but are not limited to, the following: changes in the health care industry in general and the long-term care industry in particular because of political and economic influences; changes in regulations governing the industry and the Company's compliance with such regulations; changes in government funding levels for health care services; resident care litigations and other claims asserted against the Company; the Company's ability to attract and retain qualified personnel; the availability and terms of capital to fund the Company's capital expenditures; changes in competition; and demographic changes. Given these risks and uncertainties, readers are cautioned not to place undue reliance on the Company's forward-looking statements.

For further information, contact:

Philip Small
Senior Vice-President of Strategic Planning and Investor Relations
Phone:  (414) 908-8825
Fax:  (414) 908-8111

Visit Extendicare's Website @ www.extendicare.com